UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2014 (December 5, 2014)

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 5, 2014, HCA Holdings, Inc. (the “Company”) entered into an agreement (the “Share Repurchase Agreement”) to repurchase 7,612,921 shares of its common stock beneficially owned by affiliates of Bain Capital Investors, LLC (the “Shares”) at a purchase price of $73.26 per share, the closing price of the Company’s common stock on the New York Stock Exchange on December 5, 2014, less a discount of 1% (the “Share Repurchase”). The Share Repurchase was made pursuant to the Company’s existing $1.0 billion repurchase program adopted by the Company’s board of directors in October 2014. After giving effect to the Share Repurchase, a total of $917.0 million of share repurchases will have been effectuated under the program.

The foregoing description of the Share Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Repurchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the Share Repurchase and pursuant to the Stockholders’ Agreement of the Company, dated as of March 9, 2011 and amended as of September 21, 2011 (the “Stockholders Agreement”), Mr. Stephen G. Pagliuca, who serves on the Company’s board of directors as a designee of affiliates of Bain Capital Investors, LLC pursuant to the Stockholders’ Agreement, will step down from the board and its Patient Safety and Quality of Care Committee effective December 31, 2014.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10.1	Share Repurchase Agreement, dated December 5, 2014, among HCA Holdings, Inc. and Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and Bain Capital Hercules Investors, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

By:	/s/ John M. Franck II
John M. Franck II
Vice President and Corporate Secretary

Date: December 8, 2014

EXHIBIT INDEX

Exhibit 10.1	Share Repurchase Agreement, dated December 5, 2014, among HCA Holdings, Inc. and Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and Bain Capital Hercules Investors, LLC